Exhibit 99.2
PHI, Inc. Announces Private Offering of Senior Notes
LAFAYETTE, La.—(BUSINESS WIRE)—March 30, 2006—PHI, Inc. (“PHI”) (Nasdaq: PHIIK) (Nasdaq: PHII) announced today that it intends to commence an offering of $150 million in the aggregate principal amount of a new issue of senior notes through a private placement eligible for resale under Rule 144A of the Securities Act of 1933, as amended. The offering of the notes, which is subject to market and other conditions, will be made within the United States only to qualified institutional buyers, and outside the United States to non-U.S. investors under Regulation S of the Securities Act.
PHI intends to use substantially all of the net proceeds from the offering to partially fund its pending tender offer and related consent solicitation with respect to its $200 million principal amount of 9 3/8% senior notes due 2009 and to partially finance the continued expansion of its aircraft fleet. Although the tender offer is expected to close on April 24, 2006, there can be no assurance that the tender offer will be subscribed for in any amount, in which case, the net proceeds from the offering would be used for general corporate purposes, which may include the redemption of debt and the purchase of aircraft.
The notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy.
Certain matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, the stability of the capital markets, and other factors and uncertainties inherent in providing helicopter transportation and related services discussed in PHI’s filings with the Securities and Exchange Commission. Specifically, PHI cannot assure you that the proposed transaction described above will be consummated on the terms currently contemplated, if at all, or that the tender offer will be subscribed for in any amount or at all. PHI disclaims any obligation to update publicly its forward looking statements, whether as a result of new information, future events or otherwise.
Contacts:
PHI, Inc.
Michael J. McCann, 337-235-2452